Stephens Investment Management Group, LLC

Code of Ethics

February 2020

STEPHENS INVESTMENT MANAGEMENT GROUP, LLC.

CODE OF ETHICS

TABLE OF CONTENTS

Statement of Policy		1

I.	Definitions	2

II.	Standards of Conduct	3

	A. Your Responsibilities	4

	B. Conflicts of Interest	4

	1. Conflicts Among Client Interests	4

	2. Conflicts with SIMG Interests	4

	3. Competing with Client Trades	4

	C. Inside Information and Insider Trading	4

	D. Personal Transactions	6

	1. Prohibited Securities Transactions	6

	2. General Trading Restrictions	7

	3. Exempted Transactions/Securities	8

	E. Gifts and Entertainment	9

	1. General Statement	9

	2. Accepting Gifts	10

	3. Solicitation of Gifts	10

	4. Giving Gifts	10

	5. Cash	10

	6. Entertainment	10

	F. Political Contributions	11

	G. Confidentiality	11

	H. Service as a Director	11

	I. Outside Business Activities	12

	J. Outside Employment	12

	K. Undue Influence	12

	L. Proxy Voting	12

III.	Compliance and Reporting Procedures	13

	A. Preclearance Requirements	13

	1. Trade Authorization Request Form	13

	2. Review of Proposed Investment	13

	3. No Explanation Required for Refusals	13

	B. Reporting Requirements	13

	1. Initial and Periodic Disclosure of Personal Holdings by Access Persons	13

	2. Transactions and Periodic Statement Reporting Requirements	14

	3. Reporting Exemptions	15

	4. Availability of Reports	15

	C. Required Acknowledgements and Certifications	15

IV.	Recordkeeping	15

V.	Compliance With The Code Of Ethics	16

	A. Training and Education	16

	B. Review of Transactions	16

	C. Investigating Violations of the Code	16

	D. Annual Reports	16

VI.	Failure To Comply With The Code Of Ethics	17

	A. Duty To Report	17

	B. Sanctions	17

VII.	Further Information	17

Appendix I		18

Trade Authorization Request

Appendix II		19

Acknowledgement and Certification

STEPHENS INVESTMENT MANAGEMENT GROUP, LLC

CODE OF ETHICS

STATEMENT OF POLICY

Stephens Investment Management Group, LLC (“SIMG”) has adopted this Code of Ethics (“Code”), which sets forth requirements relating to personal trading and defines requirements and expectations for the business conduct of all of its Supervised Persons. The Code is intended as a complement to, and in no way supersedes or replaces other compliance policies and procedures manuals that may be applicable to a particular Supervised Person, including but not limited to the SIMG Compliance Manual, Stephens Inc. Compliance Manual, Stephens Inc. Advisory Code of Ethics, and Stephens Inc. Investment Advisory Policies and Procedures Manual. Furthermore, all Supervised Persons are expected to adhere to the Stephens’ Mission and Values Statement and Code of Professional Conduct.

The fundamental position of SIMG is that all aspects of its business are to be conducted in an ethical and legal manner in accordance with federal law and the laws of all states where it does business. In accordance with that position, general principles apply:

1. SIMG has a fiduciary relationship with its clients. The interests of our clients always come first.

2. All personal securities transactions should be conducted in such a manner as to be consistent with the Code and to avoid actual or potential conflicts of interest or abuse of a Supervised Person’s knowledge of customer information or customer transactions.

3. SIMG personnel should not take inappropriate advantage of their positions. Information concerning the identity of security holdings and financial circumstances of clients is confidential.

Accordingly, there are certain standards of conduct that SIMG Supervised Persons must follow so as not to conflict with the interests of our clients.

This Code does not attempt to identify all possible conflicts of interest, and literal compliance with each of its specific provisions will not shield Supervised Persons from liability for personal trading or other conduct that violates a fiduciary duty to advisory clients.

SIMG Code of Ethics February 2020

I. DEFINITIONS

When used in the Code, the following terms have the meanings set forth below:

“Access Person” means:

•	Any officer or Manager of SIMG;

•	any Supervised Person who has access to nonpublic information regarding any clients’ purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any Reportable Fund;

•	any Supervised Person who is involved in making securities recommendations to clients, or has access to such recommendations that are nonpublic; and

•

such other persons as the Legal and Compliance Department shall designate, including certain employees of Stephens Inc. who, in connection with their regular functions or duties, make, participate in, or obtain information regarding the purchase or sale of securities by any SIMG sub-advised mutual fund.

Any uncertainty as to whether an individual is an Access Person should be brought to the attention of the SIMG Compliance Department. Such questions will be resolved in accordance with, and this definition shall be subject to, the definitions of Access Person found in rules promulgated under the Investment Company Act of 1940 and the Investment Advisers Act of 1940, as amended.

“Automatic Investment Plan” means:

a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An automatic investment plan includes a dividend reinvestment plan.

“Beneficial Ownership” means:

any direct or indirect pecuniary interest in a security, which includes the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in the security. (Note: An individual is presumed to be a beneficial owner of securities that are held by immediate family members sharing the individual’s household.)

“Investment Personnel” and “Investment Person” means:

•

each Portfolio Manager and any Access Person who, in connection with his or her regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of securities by any advisory account; or

•	any person who controls SIMG and obtains information concerning recommendations made to a mutual fund sub-advised by SIMG regarding the purchase or sale of securities by the fund.

“Manager” means:

•	any person appointed and serving on the Board of Managers of SIMG.

SIMG Code of Ethics February 2020

“Portfolio Manager” means:

any person who has or shares principal direct day-to-day responsibility for managing the portfolios or investments of SIMG advisory client(s), account(s), or fund(s).

“Preclearance Officer” means:

the persons designated as a Preclearance Officer, or such person’s designee.

“Reportable Fund” means:

any registered investment company for which SIMG (or an affiliate) serves as investment adviser, sub-adviser or principal underwriter. (For these purposes, Hotchkis and Wiley Capital Management, LLC (“H&W”) is considered an affiliate.)

“Reportable Security” means:

a security as defined in section 202(a)(18) of the Investment Advisers Act of 1940, except that it does not include:

•	direct obligations of the Government of the United States;

•	banker’s acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements;

•	shares issued by money market funds; and

•	shares issued by open-end funds other than (i) Reportable Funds and (ii) exchange-traded open-end funds.

“Supervised Person(s)” means:

•	any officer, Manager or employee of SIMG; or

•	any person who provides advice on behalf of SIMG and is subject to the supervision and control of SIMG.

II. STANDARDS OF CONDUCT

All Access and Supervised Persons must comply with applicable federal and state securities law.Under these laws, it is unlawful for Access and Supervised Persons:

•	to employ any device, scheme or artifice to defraud any client account;

•

to make any untrue statement of a material fact to any client or omit to state a material fact necessary in order to make statements made to a client, in light of the circumstances under which they are made, not misleading;

•	to engage in any act, practice or course of business which operates or would operate as a fraud or deceit upon any client;

•

to engage in any manipulative practice with regard to any client account in connection with the purchase or sale, directly or indirectly by such client, of a security held or to be acquired by any client account; or

SIMG Code of Ethics February 2020

•	to engage in any manipulative practice with respect to securities, including price manipulation.

In the above statements of legal principles and the following specific examples, the terms “client” and “client account” include potential clients and client accounts in addition to existing clients and client accounts. Access and Supervised Persons should take care to follow these requirements in any conversation or written correspondence with any clients or potential clients.

A. Your Responsibilities

As an Access or Supervised Person, you are responsible for:

•	following the Code of Ethics;

•	obtaining any necessary approvals; and

•	reporting any suspected fraudulent or illegal activity to the Chief Compliance Officer.

B. Conflicts of Interest

To ensure full compliance with securities rules and regulations, as well as to maintain the confidence of our clients, conflicts of interest should be avoided or managed. A conflict of interest generally is a situation where your private, personal or outside interests or the interests of SIMG interfere with your duties and responsibilities to a client(s) of SIMG or raise a reasonable question of such interference.

1.    Conflicts Among Client Interests. Conflicts of interest may arise where the interest of one client is favored over another client (e.g., larger accounts over smaller accounts, accounts compensated by performance fees over accounts not so compensated, accounts of close friends or relatives of SIMG).You should not favor one client over another client.

2.    Conflicts with SIMG Interests. Conflicts of interest may arise where the interest of SIMG (or its affiliates) may be adverse to the interests of the client (e.g., selling the stock of an issuer in which an SIMG affiliate has an ownership interest). Client interests should not be placed behind the interests of the firm (or those of its affiliates).

3.    Competing with Client Trades. You should not use knowledge about pending or currently considered securities transactions for clients to profit personally, directly or indirectly.

C. Inside Information and Insider Trading

You must not reveal any material non-public information (also called inside information) about a company to any person who would be likely to trade on such information, and you may not use this information in buying or selling (whether for your own account or for a client’s), or in recommending to others to buy or sell, any security of such company.

SIMG Code of Ethics February 2020

Information is “material” if there is the likelihood that a reasonable investor would consider it important in deciding whether to buy, sell, or hold the security. Information is “non-public” if it has not been disclosed to the public. This includes not only information related to issuers but also to SIMG’s securities recommendations and client securities holdings and transactions.

If at any time you believe that you have come into possession of material non-public information, notify the Chief Compliance Officer so that appropriate security measures can be implemented. Do not discuss the non-public information except as required by this policy.

In addition to, and in conjunction with, the requirements set forth herein, all Access and Supervised Persons should read, understand and follow the provisions of Chapter 1 of the Stephens Inc. (“Stephens”) Compliance Manual (“The Handling of Sensitive Information”). It sets forth in detail obligations related to inside information and insider trading to which all such persons are subject.

Stephens and SIMG follow various procedures designed to deter potential insider trading, including among other things, maintaining and publishing lists of securities that may not be purchased or sold at a particular time. The two primary restricted lists affecting SIMG are the Compliance Restriction List and the Research Restriction List. Each of these lists is prepared and maintained by Stephens in connection with its investment banking and/or broker-dealer activities.*

With respect to the Compliance Restriction List:

SIMG and Access and Supervised Persons may not trade in the securities on this list for any account (affiliated or otherwise). Trading may take place after the security is removed from the list as long as there are no other restrictions.

*

Stephens maintains a Research Restriction list, pursuant to which Stephens restricts employee personal trading in securities for a period of two business days following (a) the publication of an initial research report by the Stephens Research Department on such securities or (b) the publication by the Stephens Research Department of a research report changing the rating of such securities. During the restricted period, employees and their related accounts are prohibited from trading in such securities in accordance with the newly published research rating but are permitted to trade against the newly published research rating. Customer accounts other than employee-related accounts are not restricted as to their trading activity in such securities.

Stephens maintains a Compliance Restriction list to address situations in which it could be inappropriate for Stephens or its employees to engage in normal brokerage activities with respect to certain securities. Employees are not permitted (a) to trade securities included on the Compliance Restriction list for their own accounts or for employee-related accounts or (b) to effect trades in such securities on a discretionary basis in customer accounts or (c) to solicit customer accounts to trade in such securities. However, employees are permitted to execute unsolicited trades in such securities for customer accounts other than employee-related accounts. The Compliance Restriction list is used primarily to satisfy the firm’s obligations under Reg M in connection with securities offerings and to protect the firm against trading or making solicitations based upon “inside information” that may have become known within the firm without the protections of the firm’s Chinese Wall procedures.

SIMG Code of Ethics February 2020

With respect to the Research Restriction list:

SIMG and Access and Supervised Persons may not trade in any security on this list for any employee, officer or related party account if the trade is consistent with the research recommendation for the security; if the trade for any such account is “against” the research recommendation, SIMG and/or any Access and Supervised Person may trade in the security. SIMG may trade in securities on this list for other client accounts.

D. Personal Transactions

All personal securities transactions of Access and Supervised Persons should:

•	be consistent with this Code of Ethics;

•	avoid any actual or potential conflict of interest;

•	avoid the abuse of job knowledge or responsibilities; and

•	avoid taking inappropriate advantage of your position with SIMG or Stephens Inc.

While the complete scope of transactions that might be detrimental or potentially detrimental to a client‘s account cannot be defined, the following are examples of situations that should be avoided:

•	knowingly purchasing or selling securities, directly or indirectly, ahead of client accounts or otherwise in such a way as to personally compete in the market with any client account;

•	using knowledge of securities transactions by a client account to profit personally, directly or indirectly, by the market effect of such transactions; or

•	providing information about client transactions or holdings to any person except to the extent necessary to effect such transactions or administer the account.

If you have any question about the application of any of these conduct principles to a particular fact pattern, you should speak to your supervisor or the SIMG Chief Compliance Officer.

1. Prohibited Securities Transactions. The following securities transactions are prohibited and will not be authorized under any circumstances:

a. Inside Information. Any transaction in a security by an individual who possesses material nonpublic information regarding the security or the issuer of the security.

b. Market Manipulation. Transactions intended to raise, lower, or maintain the price of any security or to create a false appearance of active trading.

c. Others. Any other transaction deemed by the Preclearance Officer to involve a conflict of interest, possible diversions of corporate opportunity, or an appearance of impropriety.

SIMG Code of Ethics February 2020

2.	General Trading Restrictions.

As noted above in the Statement of Policy, the requirements set forth below do not supersede or replace any policy or procedure applicable to Stephens Inc. employees.

a. Accounts. All Access and Supervised Persons must arrange for copies of their statements for any account in which they hold Reportable Securities (including 401(k) plans) to be provided to the Compliance Department. (With respect to brokerage accounts maintained at Stephens, this happens automatically.) This includes all confirmations received for each executed trade. (Any position in a mutual fund advised or sub-advised by SIMG, Stephens or H&W must be held in a Stephens’ brokerage account except for shares held through a 401(k) plan.)

b. Accounts Include the Accounts of Certain Family Members and Other Accounts. Accounts of Access and Supervised Persons include any account holding any Reportable Security in which such person has Beneficial Ownership.

c. Preclearance. Investment Persons must obtain approval from the Preclearance Officer or preclearance delegatee prior to entering into any securities transaction (with the exception of exempted securities listed below and shares of Reportable Funds) in any account. Approval of a transaction, once given, is effective for that business day only. Any transaction not completed within that time period will require reapproval by the Preclearance Officer or preclearance delegatee prior to execution. Notwithstanding the foregoing, any purchase or sale transaction that does not exceed $25,000 and involves the common stock of an issuer that has a market capitalization in excess of $35 billion at the time of the transaction does not require preclearance approval. Investment Persons may not effect separate transactions in the same security in reliance on this exception as a means of avoiding the preclearance requirement.

d. Restrictions on Transactions. No Investment Person may purchase or sell any security which at the time is being purchased or sold, or to the Investment Person’s knowledge is being considered for purchase or sale, by any account managed by SIMG.

e. Restrictions on Related Securities. The restrictions and procedures applicable to the transactions in securities set forth in this Code of Ethics shall similarly apply to securities that are issued by the same issuer and whose value or return is related, in whole or in part, to the value or return of a security purchased or sold or being contemplated for purchase or sale during the relevant period by a client account. For example, options or warrants to purchase common stock, and convertible debt and convertible preferred stock of a particular issuer would be considered related to the underlying common stock of that issuer for purposes of this policy. In sum, the related security would be treated as if it were the underlying security for the purpose of the pre-clearance procedures described herein.

SIMG Code of Ethics February 2020

f. Limited Offerings and Private Placements. Any purchase or sale of limited offerings and “private placement” securities (including all private equity partnerships, hedge funds, limited partnership or venture capital funds) by any Access or Supervised Person must be precleared with an SIMG Preclearance Officer prior to the transaction.

If, after receiving the required approval, an Access or Supervised Person has any material role in the subsequent consideration by any advised fund/separate account of an investment in the same or affiliated issuer, the person must disclose his or her interest in the private placement investment to the SIMG Chief Compliance Officer (“CCO”) and the employee’s manager. The decision to purchase securities of the issuer by a fund/separate account must be independently reviewed and authorized by such person’s manager.

g. Initial Public Offerings. No Access or Supervised Person shall acquire any security in an initial public offering.

h. Blackout Periods. Investment Personnel may not buy or sell a security within 7 calendar days either before or after a purchase or sale of the same or related security by a fund or other advised account. For example, if a fund trades a security on day 0, day 8 is the first day the Investment Person may trade the security for his or her own account. Personal trades for Investment Persons, however, shall have no effect on the fund’s or separate account’s ability to trade. Investment Persons should expect that they will be required by SIMG to disgorge any profits from any trade effected in violation of the blackout period.

i. Short-Term Trading. As a general policy matter, SIMG discourages short term trading by its Investment Persons and senior officers (i.e., President, Chief Operating Officer, Chief Investment Officer, Secretary and Chief Compliance Officer). Accordingly, no Investment Person or senior officer may purchase and subsequently sell (or sell and purchase) the same security within any 60-day period, unless such transaction is approved in advance in writing by the Preclearance Officer or preclearance delegatee. In reviewing any such proposed transaction, the Preclearance Officer (or delegatee) shall consider the totality of the circumstances, including whether the trade would involve a breach of any fiduciary duty, whether it would otherwise be inconsistent with applicable laws and/or SIMG’s policies and procedures, whether the trade would create an appearance of impropriety and whether there is any unexpected circumstance that suggests not approving that the trade would result in a hardship on the requesting party. Based on his/her consideration of these issues, the Preclearance Officer (or delegatee) shall have the sole authority to grant or deny permission to execute the trade. Note: Proposed trades that appear to have been designed to result in short-term trading profits are not likely to be approved.

3. Exempted Transactions/Securities. SIMG has determined that the following securities transactions do not present the opportunity for improper trading activities that Rule 17j-1 is designed to prevent; therefore, the restrictions set forth in Section 2 of this Code (including preclearance, prohibition on short-term trading and blackout periods) shall not apply.

SIMG Code of Ethics February 2020

a. Purchases or sales of securities that are not Reportable Securities.

b. Employer stock purchased and sold through employer-sponsored benefit plans in which the spouse of an Investment Person may participate (e.g., employee stock purchase plans or 401(k) plans) and sales of employer stock (or the exercise of stock options) that is received as compensation by an Investment Person’s spouse.

c. Purchases or sales which are non-volitional on the part of the Investment Person (e.g., an in-the-money option that is automatically exercised by a broker; a security that is called away as a result of an exercise of an option; or a security that is sold by a broker, without Investment Person consultation, to meet a margin call not met by the Investment Person).

d. Purchases which are made by reinvesting cash dividends pursuant to an automatic dividend reinvestment plan.

e. Purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer.

f. Purchases or sales of commodities, futures (including currency futures and futures on broad-based indices), options on futures and options on broad-based indices.

g.	Exchange-traded-funds and options on exchange traded funds.

h.	The receipt of a bona fide gift of securities. (Donations of securities by Investment Persons, however, require preclearance.)

4.	The Chief Compliance Officer at his/her discretion can approve exceptions to the restrictions listed in paragraph D.2. above in appropriate situations.

NOTE: The reporting requirements listed in Section III of this Code do apply to certain of the securities and transaction types set forth in paragraphs b-i of this section.

E.	Gifts and Entertainment

The following provisions on gifts apply to all Supervised Persons.

1. General Statement. A conflict of interest occurs when the personal interests of employees interfere or could potentially interfere with their responsibilities to the firm and its clients. The overriding principle is that you should not accept inappropriate gifts, favors, entertainment, special accommodations, or other things of material value that could influence or appear to influence your decision-making or make you feel beholden to a person or firm. Similarly, you should not offer gifts,

SIMG Code of Ethics February 2020

favors, entertainment or other things of value that could be viewed as overly generous or aimed at or appear to be aimed at influencing decision-making or could be viewed as making or appear to be making a client feel beholden to the firm or you. In addition to the provisions set forth herein related to Gifts and Entertainment, Supervised Persons must comply with the provisions of the Stephens Compliance Manual related to Gifts and Gratuities (currently found in Section 3.05).

2. Accepting Gifts. On occasion, because of their position, Supervised Persons may be offered, or may receive without notice, gifts from clients, brokers, vendors or other persons. Acceptance of extraordinary or extravagant gifts is not permissible. Any such gifts must be declined or returned in order to protect the reputation and integrity of SIMG. Gifts of a nominal value (i.e., gifts whose reasonable value is no more than $100 a year), and customary business meals, entertainment (e.g., sporting events), and promotional items (e.g., pens, mugs, T-shirts) may be accepted.

If a Supervised Person receives any gift that might be prohibited under this Code, the Supervised Person must immediately inform the SIMG Chief Compliance Officer.

5. Solicitation of Gifts. Supervised Persons may not solicit gifts or gratuities.

4. Giving Gifts. Supervised Persons may not give gifts with an aggregate value in excess of $100 per year to persons associated with securities or financial organizations, including exchanges, other member organizations, commodity firms, news media, or clients of the firm.

5. Cash. Supervised Persons may not give or accept cash gifts or cash equivalents to or from a client, prospective client, or any entity that does business with or on behalf of the firm.

6. Entertainment. Supervised Persons may not provide or accept extravagant or excessive entertainment to or from a client, prospective client, or any person or entity that does or seeks to do business with or on behalf of SIMG. Supervised Persons may provide or accept a business entertainment event, such as dinner or a sporting event, of reasonable value, if the person or entity providing the entertainment is present.

SIMG Code of Ethics February 2020

F. Political Contributions

No SIMG employee may make a political contribution for the purpose of obtaining or retaining investment advisory business with government entities. SIMG’s current or anticipated business relationships should not be a consideration for you in your decision to make any political or charitable contribution. SEC Rule 206(4)-5 restricts many political contributions by investment advisers and their employees, and all SIMG employees must comply with SIMG’s Pay-to-Play procedures which are an attachment to SIMG’s Compliance Manual. Further, all Supervised Persons must comply with all relevant provisions of Stephens’ Policies and Procedures Regarding Political Contributions as provided in the Stephens Compliance Manual. SIMG and Stephens procedures require that SIMG employees must seek pre-approval for any political contributions they wish to make, or political fund-raising and volunteer activities in which they wish to participate.

G. Confidentiality

Access Persons and Supervised Persons are prohibited from revealing information relating to the investment intentions, activities or portfolios of any advisory client, except to persons whose responsibilities require knowledge of the information to provide investment account services. Information concerning portfolio holdings may only be disclosed in accordance with the SIMG portfolio holdings disclosure policies. Confidential information that is not public is considered to be proprietary to SIMG and/or Stephens. This includes information about SIMG and Stephens, and their respective clients, potential clients, business, policies, procedures, practices and employees. The privacy of records and other information regarding clients, potential clients, and employees must be maintained.

Proprietary information may not be used for personal advantage or revealed to anyone outside the company without legal due process or as required by law; any outside requests for such information must be approved by the Stephens and SIMG Compliance Departments.

If your employment with SIMG is terminated, you may not keep any originals or copies of any information (notes, proposals, statements, etc.) belonging to the company, or use any confidential or proprietary information for your own or another’s gain.

These confidentiality provisions apply both during the term of your employment with SIMG and/or Stephens and following the termination of your employment with SIMG and/or Stephens.

As noted above in Section II.C., all Access and Supervised Persons are subject to the provisions of Chapter 1 of the Stephens Compliance Manual (“The Handling of Sensitive Information”).

H. Service as a Director

No Supervised Person may serve on the board of directors of a publicly-held company absent prior written authorization by the Chief Operating Officer of Stephens. This authorization will rarely, if

SIMG Code of Ethics February 2020

ever, be granted and, if granted, will normally require that the individual be isolated, through a Chinese Wall or other procedures, from those making investment decisions related to the issuer on whose board the individual sits.

Every Supervised Person of SIMG is required to disclose the holding of any outside directorates or offices in other companies, including public companies, at the time of employment. After that time, if you wish to hold any outside directorates or offices in other companies, including public companies, you must make a written request and obtain prior written approval from your departmental supervisor and from the Chief Operating Officer of Stephens, with copies to the Stephens and SIMG Compliance Departments.

Any Supervised Person who is a director of a publicly held company may not participate in any investment decisions regarding such company.

I. Outside Business Activities

Supervised Persons must comply with Section 3.06 of the Stephens Compliance Manual with regard to outside business activities.

J. Outside Employment

Before pursuing any outside employment, a Supervised Person must make a written request and obtain prior written approval from his or her departmental supervisor and the Chief Operating Officer of Stephens, with copies to the Human Resources Department and SIMG Compliance Department.

K. Undue Influence

Supervised Persons may not cause or attempt to cause SIMG to purchase, sell or hold any security in a manner calculated to create any personal benefit to the Supervised Person. If a Supervised Person stands to benefit materially from an investment decision for a client and the Supervised Person is making or participating in the investment decision, the Supervised Person must disclose the potential benefit to the SIMG Chief Compliance Officer prior to acting.

L. Proxy Voting

It is the policy of SIMG to vote all proxies on securities held in advisory accounts over which SIMG has voting authority in the best economic interests of its clients in accordance with SIMG’s Proxy Voting Policies and Procedures. Supervised Persons involved in the proxy voting determination process should not be influenced by the interest of SIMG or Stephens Inc. (or its affiliates) in connection with any such determination.

SIMG Code of Ethics February 2020

III. COMPLIANCE AND REPORTING PROCEDURES

A. Preclearance Requirements

1. Trade Authorization Request Form.

(a) Investment Persons. Prior to directly or indirectly acquiring or disposing of Beneficial Ownership in any security (except those described in Section II.D.3. of this Code, shares of any Reportable Fund and securities excepted from the preclearance approval requirement in Section II.D.2.), an Investment Person must complete a Trade Authorization Request form (Appendix I) and submit the completed form to a Preclearance Officer. The form requires certain information and certain representations.

(b) Access and Supervised Persons. Prior to directly or indirectly acquiring Beneficial Ownership in any privately placed security, an Access or Supervised Person must complete a Trade Authorization Request form (Appendix I) and submit the completed form to a Preclearance Officer. The form requires certain information and certain representations. Proposed securities transactions of a Preclearance Officer that require preclearance must be submitted to another Preclearance Officer.

2. Review of Proposed Investment. After receiving a completed Trade Authorization Request form, a Preclearance Officer will (a) review the information set forth in the form, (b) review information regarding past, pending, and contemplated transactions by any relevant advisory account(s), as necessary, and (c) as soon as reasonably practicable, determine whether to authorize the proposed securities transactions. The granting of authorization, and the date and time that authorization was granted must be reflected on the form. The Preclearance Officer should keep one copy of the completed form for the Compliance Department and provide one copy to the person seeking authorization. Authorization, if granted, is good for the day of grant only.

No order for a securities transaction for which preclearance authorization is required may be placed prior to the receipt of written authorization of the transaction by a Preclearance Officer. Verbal approvals are not permitted.

3. No Explanation Required for Refusals. In some cases, a Preclearance Officer may refuse to authorize a securities transaction for a reason that is confidential. Preclearance Officers are not required to give an explanation for refusing to authorize any securities transactions.

B. Reporting Requirements

1. Initial and Periodic Disclosure of Personal Holdings by Access Persons. Before the close of business on the tenth (10th) day after being designated as an Access Person and on an annual basis thereafter, an Access Person must disclose to the SIMG Compliance Department all Reportable Securities in which such Access Person has a Beneficial Ownership. (See the Acknowledgement and Certification (Appendix II)). The report of securities holdings must include (i) the title and exchange ticker symbol or CUSIP number, type of security, number of shares and principal amount (if

SIMG Code of Ethics February 2020

applicable) of each Reportable Security in which the Access Person has any direct or indirect Beneficial Ownership; (ii) the name of any broker, dealer or bank with which the Access Person maintains an account in which any securities are held for the Access Person’s direct or indirect benefit; and (iii) the date the report is submitted. The information supplied must be current as of a date no more than 45 days before the annual report is submitted. For new Access Persons, the information must be current as of the date the person became an Access Person. (Note: With respect to accounts maintained at Stephens coded as accounts in which the Access Person has Beneficial Ownership, no separate reporting is required.)

2. Transactions and Periodic Statement Reporting Requirements. Each Access Person must arrange for the Stephens Compliance Department to receive from any broker, dealer or bank that maintains a securities account in which such person has a Beneficial Ownership copies of each confirmation and periodic statement (monthly or quarterly) pertaining to the account no later than 30 days after the end of each calendar quarter. (Note: With respect to accounts maintained at Stephens coded as accounts in which the Access Person has Beneficial Ownership, no separate reporting is required.) In addition, each Access Person must arrange for the Stephens Inc. Compliance Department to receive from any 401(k) or other retirement plan recordkeeper that maintains an account holding any Reportable Security in which such person has a Beneficial Ownership (e.g., an employee’s 401(k) account that holds shares of an SIMG or H&W advised mutual fund; a 401(k) account in a former employer’s plan that holds company stock; a spouse’s 401(k) plan that holds company stock) copies of each account statement pertaining to such account no later than 30 days after the end of each calendar quarter. If, in any case, delivery directly from any such broker, dealer, bank or 401(k) or other retirement plan recordkeeper to the Stephens Compliance Department is not possible, then the Access Person himself/herself must deliver any such confirmations or statements to the Stephens Compliance Department directly within the same time period. The following information must be provided:

•

With respect to confirmations and statements, (i) the date of the transaction, the title and exchange ticker symbol or CUSIP number, the interest rate and maturity date (if applicable), the number of shares and the principal amount (if applicable) of each security involved; (ii) the nature of the transaction (e.g., purchase, sale); (iii) the price of the security at which the transaction was effected; (iv) the name of the broker, dealer, or bank with or through which the transaction was effected; and (v) the date the report is submitted; and

•

With respect to holdings statements, (i) the title and type of security, the exchange ticker symbol or CUSIP number, number of shares and principal amount (if applicable) of each security in which the Access Person has Beneficial Ownership, and (ii) the name of the financial institution with which the Access Person maintains an account in which any security is held.

Stephens Inc. requires all employees of Stephens and SIMG to maintain their brokerage accounts, and the accounts of certain closely related parties (e.g., accounts of spouses and dependent children and accounts for which the employee serves as trustee) at Stephens, unless the employee’s Department Head and the Stephens Chief Operating Officer have granted written approval. Such approval will be granted only in limited instances, based on whether adherence to the policy would be unreasonable in the circumstances.

SIMG Code of Ethics February 2020

3. Reporting Exemptions. You need not report:

a. securities transactions in accounts over which the Access Person has no direct or indirect influence or control;

b. transactions effected pursuant to an automatic investment plan such as a dividend reinvestment plan;

4. Availability of Reports. All information supplied pursuant to this Code may be made available for inspection to the management of SIMG and/or Stephens and their respective legal and compliance personnel.

C. Required Acknowledgement and Certification

SIMG shall provide a copy of the Code (including any amendments thereto) to Access Persons and Supervised Persons. Access Persons and Supervised Persons must, among other things, annually acknowledge receipt of the Code and certify that they have read, understood, and complied with the Code. (See attached Appendix II.) Access Persons may be required to certify quarterly as to the activity (or lack thereof) in their securities accounts.

IV. RECORDKEEPING

SIMG will maintain the following records in a readily accessible place:

•	A copy of each Code that has been in effect at any time during the past five years;

•	A record of any violation of the Code and any action taken as a result of such violation for five years from the end of the fiscal year in which the violation occurred;

•	A record of all written acknowledgements of receipt of the code and amendments for each person who is currently, or within the past five years was, a Supervised Person;

•	Holdings and transactions reports made pursuant to the Code, including any brokerage confirmation and account statements made in lieu of these reports;

•	A list of the names of persons who are currently, or within the past five years were, Access Persons and/or Investment Persons;

•

A record of any decision and supporting reasons for approving the acquisition of securities by any personnel in private placements for at least five years after the end of the fiscal year in which approval was granted; and

SIMG Code of Ethics February 2020

•	Any decisions that grant any Supervised Person or Access Person a waiver from or exception to the Code.

V. COMPLIANCE WITH THE CODE OF ETHICS

A. Training and Education

Training will occur periodically on this Code. All Access and Supervised Persons are required to attend any applicable training sessions and/or read any applicable material.

B. Review of Transactions

The Compliance Department will review securities transactions for compliance with this Code. Particular attention will be paid to transactions in securities traded in client portfolios when such personal transactions occur within close proximity of any transaction in the same security in a client account. Securities transactions for the Chief Compliance Officer will be reviewed by SIMG’s Compliance Analyst for compliance with this Code.

C. Investigating Violations of the Code

The SIMG Chief Compliance Officer is responsible for investigating any suspected violation of the Code and shall report the results of each investigation to SIMG management and in appropriate circumstances to Legal Counsel.

D. Annual Reports

The SIMG Chief Compliance Officer will review the Code at least once a year to assess the adequacy of the Code and the effectiveness of its implementation, in light of legal and business developments and experience in implementing the Code, and will report his/her findings to SIMG management. The report will include:

1. A summary of existing procedures concerning personal investing and any changes in the procedures made during the past year;

2. Identification of any violation requiring significant remedial action during the past year; and

3. Identification of any recommended changes based on his/or experience under the Code, evolving industry practices, or developments in applicable laws or regulations.

SIMG Code of Ethics February 2020

VI. FAILURE TO COMPLY WITH THE CODE OF ETHICS

A. Duty To Report

Supervised Persons must report violations, including apparent or suspected violations of the SIMG Code of Ethics, promptly to the SIMG Chief Compliance Officer. Such reports, which may be submitted anonymously, will be treated confidentially to the extent permitted by law and investigated promptly and appropriately.

B. Sanctions

Any violation of this Code of Ethics or applicable rules and regulations shall result in sanctions which may include, but are not limited to, fines, suspension from employment, a letter of censure, restitution to any client account of an amount equal to the advantage gained by reason of such violation, and/or termination.

VII. FURTHER INFORMATION

If at any time you have any questions regarding the policies, procedures or requirements of this Code of Ethics, please discuss them with your manager, the SIMG Chief Compliance Officer or Stephens Ethics Officer.

SIMG Code of Ethics February 2020

TRADE AUTHORIZATION REQUEST

1.	Name of Person:

2.	Account Title:

3.	Firm and Account Number:

4.	Name of Security:

5.	Maximum number of shares or units to
be purchased or sold or amount of bond:

6.	Approximate dollar value of transaction:

7.	Check applicable boxes: Purchase ☐ Sale ☐

In connection with the foregoing transaction, I hereby make the following representations:

I do not possess any material nonpublic information regarding the Security or the issuer of the Security.

I am not aware that any SIMG advisory account has an open order to buy or sell the Security or a Related Security or that any SIMG portfolio manager is contemplating making a trade in the Security or a Related Security. By entering this order, I am not using knowledge of any open, executed, or pending transaction by SIMG, Stephens or any client account to profit by the market effect of such transaction.

I believe that the proposed trade fully complies with the requirements of the SIMG Code of Ethics.

*

Signature                                                                                  Date                                         Time

*

This document may be submitted electronically by email or via facsimile. By typing your name on the signature line you represent, by electronic signature, your understanding and agreement to the representations contained on this form.

TRADE AUTHORIZATION OR DENIAL (to be completed by Preclearance Officer)

Name of Preclearance Officer	Date	Time

*	Approved	Denied
Signature of Preclearance Officer

Preclearance Officers: David Prince Phone: 2151 Fax: 377-2677 Email: david.prince@stephens.com	Laura Neve Phone: 2203 Fax: 377-2327 Email: laura.neve@stephens.com

SIMG Code of Ethics February 2020

Appendix II

Acknowledgement and Certification

•	I have read the Code of Ethics, and I understand that it applies to me and to all securities in which I have or acquire any Beneficial Ownership.

•

I have read the definition of “Beneficial Ownership” and understand that I may be deemed to have a Beneficial Ownership in securities owned by members of my immediate family and that securities transactions effected by members of my immediate family may therefore be subject to this Code.

•

I acknowledge that in accordance with this Code, I will obtain prior written authorization for all securities transactions required to have preclearance in which I have or acquire a Beneficial Ownership.

•	I agree to disgorge and forfeit any profits on prohibited transactions in accordance with the requirements of the Code.

•	As a new employee and annually thereafter, I will read the Code and complete an Acknowledgment and Certification.

•	To the extent applicable, I certify that I have complied with the Code during the applicable time frame.

Name

Signature	Date

SIMG Code of Ethics February 2020